Exhibit 10.1

July 22, 2022

Paul F. Hickey

9067 North Shore Drive

Spicer, MN 56288

Dear Paul,

It is our pleasure to offer you the position of President and Chief Executive Officer of ReShape Lifesciences Inc., a Delaware corporation (the “Company”), which is listed on the Nasdaq Capital Market under the symbol RSLS. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. This offer letter is not a contract of employment, it is simply a summary of the terms and conditions of your employment shall you accept the Company’s offer which shall then be incorporated into a formal Employment Agreement consistent with these terms and conditions which shall then be entered into.

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is August 15, 2022 (“Start Date”). We also anticipate that you will be appointed to the Board of Directors of the Company effective as of the Start Date. In your position as President and Chief Executive Officer, you will report to the Board of Directors of the Company. You will work from the Company’s principal office in San Clemente, California or another mutually agreed upon location and you will travel for purposes of Company business, in accordance with the Company’s needs, as such needs are determined by the Board. During the period of your employment with the Company, you will be expected to abide by all Company policies, as established from time to time. This is a full-time position, and it is expected that you will diligently and conscientiously perform your job duties and will devote substantially all of your business hours to such duties, and during such time will make the best use of your energy, knowledge, and training to advancing the Company’s interests.

During your employment, you will be compensated at an annual base salary rate of $400,000 (“Base Salary”) less withholdings and deductions required by law or authorized by you, subject to the Company’s payroll practices in place from time to time. Upon the achievement of certain performance measures, and subject to review and approval by the Compensation Committee of the Board, the Base Salary shall increase. In addition, your Base Salary will be reviewed by the Board annually for potential additional adjustment on the basis of performance; and you shall be eligible, at the Board’s sole discretion, for annual merit and incentive-based salary increases consistent with Company’s procedures, policies and practices. If your Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary.

The Company will also pay you a one-time signing bonus in the aggregate amount of $25,000, which will be paid within 30 days after your Start Date. Your position is classified as exempt for purposes of wage and hour law and therefore you will not be eligible for overtime. You will also be eligible to earn cash incentive compensation payable in accordance with the Company’s management incentive compensation plan, in a maximum amount equal to 50% of your base salary (pro-rated for 2022), based on certain targets and goals as set by the Board of Directors or Compensation Committee of the Company, payable at the discretion of the Board or the Compensation Committee, less deductions and required withholdings, so long as you remain employed by the Company.

We will recommend to the Compensation Committee that you be granted a stock option to purchase a number of shares of common stock equal to 4% of the Company’s outstanding common stock, on a fully diluted basis, as of the date hereof. Incentive stock options have an exercise price of the fair market value of our common stock on the date of grant, vest over a four-year period, have a term of 10 years and in other respects are subject to the terms of our equity incentive plan. Options vest at a rate of 25% on the first anniversary of the date of employment with the remainder vesting monthly thereafter for 36 months. 100% vesting will occur after four years of continuous, uninterrupted employment. Provided the Compensation Committee approves the stock option grant, the grant date is typically the date of approval by our Compensation Committee, or your employment start date, whichever is later. As soon as reasonably practicable following the first offering of common stock or securities convertible into common stock for purposes of financing the Company after your Start Date, you will be granted an additional stock option or other equity award in an amount that maintains your fully diluted ownership percentage at 4%. You will also be eligible for future stock options or other equity awards based upon the recommendation of the Compensation Committee. If you meet or exceed the targets and goals as set by the Board of Directors or Compensation Committee, then we will recommend that the Compensation Committee consider granting you equity awards in an amount that maintains your fully diluted ownership percentage at 4%. However, the grant of any such awards will be solely in the discretion of the Compensation Committee.

As an employee of the Company, you shall be eligible for such employee benefits as are made available to employees of the Company, in accordance with the relevant plans, as adopted by the Company. You will also be eligible for 20 days of paid time off plus paid sick time, in each case as shall be accrued and administered in accordance with the Company’s applicable policies and law, as may be updated from time to time.

For up to one year from your Start Date (or, if the Company is then in the process of relocating its principal office, until such relocation is complete), the Company will provide a fully taxable reimbursement for reasonable travel and lodging expense, less all required deductions and withholdings, related to your travel back and forth from the Company’s principal office to provide services under this letter, upon submission of proper receipts and documentation in accordance with the Company’s expense reimbursement policy (“Commuting Expenses”). If, during the term of your employment, you choose to relocate permanently to the area where the Company’s principal office is located (a “Permanent Relocation”), the Company will make a fully taxable lump sum payment to you to cover Reasonable Moving Expenses (as defined below) (the “Relocation Reimbursement”); provided, however, that if you are terminated for Cause (as defined below) or resign other than for Good Reason (as defined below) within six months of such Relocation Reimbursement, you must repay to the Company such Relocation Reimbursement. The Relocation Reimbursement will be paid within 30 days after you have submitted to the Company such documentation supporting such reimbursement as is required under the Company’s expense reimbursement policy. Following any Permanent Relocation, you will no longer be eligible for reimbursement of any Commuting Expenses. For purposes of this letter, “Reasonable Moving Expenses” means your actual out of pocket expenses (but not any loss on the sale of your current residence, the purchase price of your new residence, real estate-related taxes or attorneys’ fees) related to (a) the disposition of your then current principal residence, (b) relocation of your principal residence to a location within 50 miles of the principal office of the Company, and (c) other moving expenses incurred to relocate your household goods, furnishings, and personal belongings from your then current residence to your new residence.

Your employment is at-will, meaning that either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. However, if the Company terminates you without Cause or you resign for Good Reason then (a) the Company will pay you severance in an amount equal to 12 months of your base salary, which will be paid on a regular payroll basis over 12 months, (b) 100% of any unvested shares under any options to purchase shares of Company common stock you then hold (“Options”) shall immediately vest, and you shall be permitted to exercise all shares under your Options immediately or at any time during the five-year period (but not after the end of each Option’s original term) following your employment termination date, (c) the Company will also pay you a pro rata portion of any unpaid cash incentive compensation for the calendar year in which your employment termination occurs (that pro-rated cash incentive compensation shall be based on whether your objectives were achieved (also pro-rated to the extent possible) during the portion of the year before your employment termination date and the pro-rated amount shall be based on the number of days in that portion, as compared with the entire year), and (d) if you timely and effectively elect continuation coverage under the Company’s group health plans pursuant to section 4980B of the Code, as amended (“COBRA”) or similar state law, the Company will pay or reimburse the premiums for such coverage of you (and your dependents, as applicable) at the same rate it pays for active employees for a period of 12 months from your employment termination date; provided, however, that the Company’s obligation to make such payments shall immediately expire if you cease to be eligible for continuation coverage under COBRA or similar state law or otherwise terminate such coverage or, if earlier, the date you become eligible for group health plan coverage with a new employer (the benefits referred to in (a) through (d) above, the “Separation Benefits”). As a condition precedent to receiving such Separation Benefits, you must execute and deliver a full and final release, in a form to be drafted and provided by the Company, from all actions or claims, known and unknown, in connection with your employment with the Company or the termination thereof (the “Release”). No Separation Benefits shall be paid or recognized until you have signed and returned the Release, and any applicable rescission periods as set forth in the Release have expired. Upon termination of your employment for any reason, you agree that you will resign from your position on the Board of Directors of the Company and, if you do not submit such a resignation, you will be automatically deemed to have resigned from the Board of Directors effective as of your employment termination date, unless the Board of Directors determines otherwise in its sole discretion.

For purposes of this letter, “Cause” means: (a) willful breach of your duties to the Company or willful breach of this letter; (b) your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (c) your willful participation in any fraud against or affecting the Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act that the Company reasonably determines constitutes gross or willful misconduct materially detrimental to the Company, including unethical practices, dishonesty, disloyalty, violation of the Company’s harassment policy or any other acts harmful to the Company; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, shall not become effective unless you fail to cure such failure to perform or breach within 60 days after receipt of written notice from the Company, such notice to describe such failure to perform or breach and identity what reasonable actions shall be required to cure such failure to perform or breach. For purposes of the definition of “Cause,” no act, or failure to act, on your part shall be considered “dishonest” or “willful unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in or not opposed to the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Furthermore, the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

For purposes of this letter, “Good Reason” means, at any time: (a) the assignment by the Company to you of employment duties, functions or responsibilities that are significantly different from, and result in a material diminution of, your duties, functions or responsibilities, including any requirement that you report to another officer of the Company, rather than directly to the Board of Directors; (b) a material reduction in your base salary or the minimum target amount provided above for your cash incentive compensation for any calendar year; (c) a Company requirement that you be based at any office or location more than 35 miles from the Company’s principal office; or (d) any other action or inaction that constitutes a material breach of this letter by the Company.

Upon the occurrence of a Change in Control (as defined in the Company’s Second Amended and Restated 2003 Stock Incentive Plan), the Company agrees that (a) 100% of any unvested shares under your Options shall immediately vest, and (b) if after the Change in Control your employment is terminated by the Company without Cause or by you for Good Reason, you will also receive the the Separation Benefits referred to above.

Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized representative of the Company. The Company expects that, in the event you decide to end your employment, you will give the Company at least 14 days’ written notice of such resignation. Although your compensation and benefits will continue during the notice period, the Company shall have the right to determine in its sole discretion whether or not you will actively work during such notice period.

Over the course of your employment with the Company, you will become knowledgeable of confidential and proprietary business information concerning the Company’s business. In order to preserve the Company’s confidential and proprietary business information, as a condition of employment, you will be required to sign the Company’s standard Employee Proprietary Information Agreement (the “Employee Agreement”) and Dispute Resolution Procedure & Voluntary Mutual Binding Arbitration Agreement (the “Arbitration Agreement”). The Employee Agreement and Arbitration Agreement must be signed and returned to me before you commence work on behalf of the Company.

Please note that your offer of employment is contingent upon receipt of what the Company deems to be a satisfactory pre-employment background check and other pre-employment screening as the Company may deem necessary or appropriate, conducted in accordance with applicable law. The Company will notify you if it requires the foregoing pre-employment background check and screening and the third party it engages to conduct the same. Further, you will be required to provide proof of identity and the ability to legally work in the United States as required by federal immigration law on your first day of work. You may also need to complete various payroll and other administrative documents. The terms and conditions of your employment, including those set forth in this letter, are subject to change to the extent required to comply with applicable law, rule or regulation, including the rules and regulations of the Securities Exchange Commission and the Nasdaq Stock Market.

If you have any questions regarding this letter, please do not hesitate to contact me. If not, then by signing below, you acknowledge that you understand and accept the terms and conditions under which you will be employed by the Company as set out above and in related documents. Please return the signed letter to me via email at dan.gladney@outlook.com, by no later than July 25, 2022.

[Signature page follows]

The Company is pleased to make you this offer of employment, and we look forward to having you start working for us soon.

Sincerely,

/s/ Dan W. Gladney
Dan W. Gladney
Chair of the Board of ReShape Lifesciences Inc.

Acknowledged and Accepted:

I accept the Company’s offer of employment as described in this offer letter, understand this offer letter is not a contract of employment but that, upon my acceptance, the terms hereof will be incorporated into an Employment Agreement that will be signed by the Company and me.

/s/ Paul F. Hickey	July 25, 2022
Paul F. Hickey	Date